Exhibit 99.1

NEWS RELEASE

Contact:

Dhaval Patel

732.501.9657

dhaval.patel@pactivevergreen.com

Pactiv Evergreen Reports First Quarter 2021 Financial Results

Solid First Quarter Results Despite a Challenging Environment

LAKE FOREST, Ill., (May 5, 2021) – Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”), today reported results for the first quarter 2021 ended March 31, 2021.

Michael King, Chief Executive Officer of Pactiv Evergreen, “As indicated in our last earnings call, the first quarter was challenging with ongoing headwinds from the impacts of COVID-19 along with a significant negative weather impact from Winter Storm Uri.”

King continued, “We are starting to build momentum in our Foodservice and Food Merchandising segments with the expectation of near double digit volume recovery for the remainder of 2021 on a year over year basis. In the quarter, the paper mills within the Beverage Merchandising segment were impacted by the winter storm and a planned cold mill outage. We expect the second quarter to be a transitory quarter with some near term headwinds followed by a meaningful recovery in the second half of the year. I am proud of our team and its efforts to manage through these challenging times while still focusing on delivering excellent service to our customers.”

First Quarter 2021 Financial Highlights:

•	Net Revenues of $1,164 million for the first quarter of 2021 compared to $1,212 million in the prior year period

•	Net Loss from continuing operations of $11 million for the first quarter of 2021 compared to net income of $133 million in the prior year period. Net (loss) income from continuing operations included certain significant and/or unusual items that are not necessarily representative of underlying operational performance as discussed in more detail below

•	Adjusted EBITDA[1] from continuing operations of $77 million for the first quarter of 2021 compared to $145 million in the prior year period. Adjusted EBITDA[1] for the first quarter of 2021 includes additional costs incurred related to the impact of Winter Storm Uri, the continued impact from COVID-19 and incremental costs from a cold mill outage

1 Adjusted EBITDA is a non-GAAP measure. Refer to the discussion on non-GAAP financial measures and reconciliation included in this press release.

First Quarter 2021 Results

Net revenues in the first quarter of 2021 were $1,164 million compared to $1,212 million in the prior year period. The decrease was primarily due to lower sales volume within our Foodservice and Beverage Merchandising segments, largely due to the unfavorable impact from the COVID-19 pandemic, as well as lower pricing, mainly due to lower raw material costs passed through to customers and lower pricing in Beverage Merchandising due to the impact of COVID-19.

Net Loss from continuing operations was $11 million in the first quarter of 2021 compared to net income of $133 million in the first quarter of 2020. The change was primarily driven by higher significant and/or unusual items including a $76 million change in income taxes primarily attributable to changes in the Company’s valuation allowance associated with deferred interest deductions in the prior year period and lower foreign exchange gains on cash of $84 million. These items were partially offset by lower interest expense of $60 million driven by lower average debt outstanding in the current year quarter and lower unrealized losses on commodity derivatives of $16 million. Additionally, underlying operational performance was impacted by higher manufacturing costs in Beverage Merchandising due to Winter Storm Uri and a planned cold mill outage, higher manufacturing costs in Foodservice and Food Merchandising, lower volume primarily driven by the impact of COVID-19 and lower pricing, partially offset by favorable raw material costs, net of lower costs passed through to customers.

Adjusted EBITDA1 was $77 million in the first quarter of 2021 compared to $145 million in the first quarter of 2020. The decline was primarily due to higher manufacturing costs in Beverage Merchandising driven by the impact of Winter Storm Uri along with a $16 million impact from a cold mill outage, higher manufacturing costs in Foodservice and Food Merchandising, lower volume primarily driven by the impact of COVID-19 and lower pricing, partially offset by favorable raw material costs, net of lower costs passed through to customers. Adjusted EBITDA1 for the first quarter of 2021 includes $39 million of additional costs incurred related to the impact of Winter Storm Uri.

Key Segment Results (compared to the first quarter of 2020)

Foodservice

•	Net revenues decreased $19 million, or 4% to $454 million

•	Adjusted EBITDA increased $5 million, or 9% to $61 million

The decrease in net revenues was driven by lower sales volume primarily due to market contraction from the impact of the COVID-19 pandemic.

The increase in Adjusted EBITDA was primarily driven by favorable raw material costs, net of the lower costs passed through to customers, partially offset by higher manufacturing costs and lower sales volume due to the impact of the COVID-19 pandemic.

Food Merchandising

•	Net revenues decreased $2 million, or 1% to $342 million

•	Adjusted EBITDA increased $2 million, or 4% to $55 million

The slight decrease in net revenues was primarily driven by lower volume, partially offset by favorable pricing, net of product mix.

The increase in Adjusted EBITDA was primarily driven by favorable material costs, net of lower costs passed through to customers, and favorable pricing, mostly offset by higher manufacturing costs.

Beverage Merchandising

•	Net revenues decreased $40 million, or 10% to $357 million

•	Adjusted EBITDA decreased $81 million to a loss of $32 million

The decrease in net revenues was primarily due to lower sales volume and lower pricing due to the impact of the COVID-19 pandemic.

The decrease in Adjusted EBITDA was primarily driven by $34 million of additional costs incurred due to the impact of Winter Storm Uri and $16 million related to a cold mill outage, production inefficiencies and lower pricing.

Balance Sheet and Cash Flow Highlights

•	Cash and cash equivalents were $328 million as of March 31, 2021

•	Total outstanding debt was $3,941 million at March 31, 2021

•	For the quarter ended March 31, 2021, capital expenditures related to the Company’s Strategic Investment Program (“SIP”) totaled $14 million

•	The Company repaid the remaining $59 million of aggregate principal of its 5.125% notes on February 16, 2021

•	The Company paid its first dividend to shareholders of $0.10 per share of common stock in February 2021. The Company’s board of directors approved its second quarter dividend on May 3rd for $0.10 per share of common stock, payable on June 15, 2021 to shareholders of record as of May 28, 2021

Outlook

While the year is off to a challenging start, most notably driven by the impacts of COVID-19 and Winter Storm Uri, the Company is seeing volumes beginning to return to near pre-pandemic levels. Volume recovery is expected to continue in Q2 2021, however, the recent spike in resin prices will impact margins due to the contractual lag on material price increases. The Company expects to recover from this margin impact over the coming quarters as contractual pricing resets allow the ability to pass through these increases in resin costs. Additionally, the Company expects an improved second half of 2021 as the markets in which it operates see increased mobility and economic activity and the Company realizes benefits from its strategic investment program and other initiatives.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on May 6, 2021 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may dial (855) 327-6837 from the U.S. or (631) 891-4304 internationally and using access code 10014019. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com under “Events.”

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is one of the largest manufacturers of fresh food and beverage packaging in North America. With a team of nearly 15,000 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about the Company’s future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s fiscal year 2021 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about the Company, may include projections of the Company’s future financial performance, its anticipated growth strategies and anticipated trends in its business. These statements are only predictions based on the Company’s current expectations and projections about future events. There are important factors that could cause the Company’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. For additional information on these and other factors that could cause the Company’s actual results to materially differ from those set forth herein, refer to those factors discussed under the “Risk Factors” section in PTVE’s Form 10-K for the year ended December 31, 2020, and within other filings with the SEC. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Pactiv Evergreen Inc.

Condensed Consolidated Statements of (Loss) Income

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2021	2020
Net revenues	$1,164	$1,212
Cost of sales	(1,056)	(1,038)
Gross profit	108	174
Selling, general and administrative expenses	(126)	(123)
Restructuring, asset impairment and other related charges	2	(3)
Other income, net	6	77
Operating (loss) income from continuing operations	(10)	125
Non-operating income, net	23	16
Interest expense, net	(42)	(102)
(Loss) income from continuing operations before tax	(29)	39
Income tax benefit	18	94
(Loss) income from continuing operations	(11)	133
(Loss) income from discontinued operations, net of income taxes	(3)	3
Net (loss) income	(14)	136
Income attributable to non-controlling interests	(1)	—
Net (loss) income attributable to Pactiv Evergreen Inc. common shareholders	$(15)	$136

(Loss) earnings per share attributable to Pactiv Evergreen Inc. common shareholders
From continuing operations – basic & diluted	$(0.07)	$0.99
From discontinued operations – basic & diluted	(0.02)	0.02
Total – basic & diluted	(0.09)	1.01

Weighted-average shares outstanding – basic	177.2	134.4
Weighted-average shares outstanding – diluted	177.2	134.4

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of March 31, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	$328	$458
Accounts receivable, net	425	375
Related party receivables	49	55
Inventories	816	784
Other current assets	150	175
Assets held for sale	—	26
Total current assets	1,768	1,873
Property, plant and equipment, net	1,687	1,685
Operating lease right-of-use assets, net	278	260
Goodwill	1,760	1,760
Intangible assets, net	1,079	1,092
Deferred income taxes	9	7
Other noncurrent assets	170	166
Total assets	$6,751	$6,843

Liabilities
Accounts payable	$356	$313
Related party payables	8	10
Current portion of long-term debt	15	15
Current portion of operating lease liabilities	56	57
Income taxes payable	10	10
Accrued and other current liabilities	332	322
Liabilities held for sale	—	12
Total current liabilities	777	739
Long-term debt	3,903	3,965
Long-term operating lease liabilities	236	217
Deferred income taxes	170	193
Long-term employee benefit obligations	496	519
Other noncurrent liabilities	143	136
Total liabilities	$5,725	$5,769
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,022	1,071
Non-controlling interests	4	3
Total equity	$1,026	$1,074
Total liabilities and equity	$6,751	$6,843

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended March 31,
	2021	2020
Cash provided by (used in) operating activities
Net (loss) income	$(14)	$136
Adjustments to reconcile net (loss) income to operating cash flows:
Depreciation and amortization	73	135
Deferred income taxes	(27)	(14)
Unrealized loss on derivatives	1	19
Other asset impairment charges	(2)	1
Non-cash portion of employee benefit obligations	(21)	(15)
Non-cash portion of operating lease expense	20	26
Amortization of OID and DIC	1	3
Loss on extinguishment of debt	1	5
Other non-cash items, net	2	(4)
Change in assets and liabilities:
Accounts receivable, net	(51)	(47)
Inventories	(35)	(59)
Other current assets	(3)	(1)
Accounts payable	41	34
Operating lease payments	(19)	(25)
Income taxes payable/receivable	25	(68)
Accrued and other current liabilities	13	(153)
Employee benefit obligation contributions	—	(2)
Other assets and liabilities	4	(7)
Net cash provided by (used in) operating activities	9	(36)
Cash used in investing activities
Acquisition of property, plant and equipment and intangible assets	(60)	(115)
Disposal of businesses, net of cash disposed	(6)	—
Net cash used in investing activities	(66)	(115)
Cash (used in) provided by financing activities
Long-term debt proceeds	—	3,640
Long-term debt repayments	(62)	(3,206)
Deferred financing transaction costs on long-term debt	—	(24)
Premium on redemption of long-term debt	(1)	—
Dividends paid to common shareholders	(18)	—
Cash held by Reynolds Consumer Products at the time of distribution	—	(31)
Other financing activities	—	(2)
Net cash (used in) provided by financing activities	(81)	377
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(9)
(Decrease) increase in cash, cash equivalents and restricted cash	(140)	217
Cash, cash equivalents and restricted cash as of beginning of the period[1]	468	1,294
Cash, cash equivalents and restricted cash as of end of the period[1]	$328	$1,577

1 – includes $54 million, $10 million, and $139 million and of cash and cash equivalents and restricted cash classified as current assets held for sale or distribution as of March 31, 2020, December 31, 2020, and December 31, 2019, respectively.

Pactiv Evergreen Inc.

Segment Results

(in millions)

(unaudited)

	Foodservice	Food Merchandising	Beverage Merchandising
Reportable segment net revenues
Three months ended March 31, 2021	$454	$342	$357
Three months ended March 31, 2020	473	344	397
Adjusted EBITDA
Three months ended March 31, 2021	$61	$55	$(32)
Three months ended March 31, 2020	56	53	49

Use of Non-GAAP Financial Measures

The Company uses the non-GAAP financial measure “Adjusted EBITDA” in evaluating its past results and future prospects. The Company defines Adjusted EBITDA as net (loss) income from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items of a significant or unusual nature, including but not limited to foreign exchange gains or losses on cash, goodwill impairment charges, related party management fees, unrealized gains or losses on derivatives, gains or losses on the sale of businesses and non-current assets, restructuring, asset impairment and other related charges, operational process engineering-related consultancy costs, non-cash pension income or expense, strategic review and transaction-related costs and executive transition charges.

The Company presents Adjusted EBITDA because it is a key measure used by its management team to evaluate its operating performance, generate future operating plans and make strategic decisions. In addition, the Company’s chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. Accordingly, the Company believes presenting this metric provides useful information to investors and others in understanding and evaluating its operating results in the same manner as the management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, the Company’s non-GAAP financial measure may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Please see the reconciliation of the Company’s Non-GAAP measure used in this release to the most directly comparable GAAP measure, beginning on the following page.

Pactiv Evergreen Inc.

Reconciliation of Net (Loss) Income from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in millions)

(unaudited)

	For the Three Months Ended March 31,
	2021	2020
Net (loss) income from continuing operations (GAAP)	$(11)	$133
Income tax benefit	(18)	(94)
Interest expense, net	42	102
Depreciation and amortization	73	68
Restructuring, asset impairment and other related charges(1)	(2)	3
Non-cash pension income(2)	(23)	(18)
Operational process engineering-related consultancy costs(3)	3	8
Related party management fee(4)	—	5
Strategic review and transaction-related costs(5)	—	6
Foreign exchange gains on cash(6)	—	(84)
Unrealized losses on derivatives(7)	1	17
Executive transition charges(8)	10	—
Other	2	(1)
Adjusted EBITDA from continuing operations (Non-GAAP)	$77	$145

(1)	Reflects asset impairment, restructuring and other related charges (net of reversals) primarily associated with the remaining closures businesses that are not reported within discontinued operations.

(2)	Reflects the non-cash pension income related to the Company’s employee benefit plans.

(3)	Reflects the costs incurred to evaluate and improve the efficiencies of the Company’s manufacturing and distribution operations.

(4)	Reflects the related party management fee charged by the Rank Group Limited to us. Following the Company’s IPO, we are no longer charged the related party management fee.

(5)	Reflects costs incurred for strategic reviews of the Company’s businesses, as well as costs related to the Company’s IPO that could not be offset against the proceeds of the IPO.

(6)	Reflects foreign exchange gains on cash, primarily on U.S. dollar amounts held in non-U.S. dollar functional currency entities.

(7)	Reflects the mark-to-market movements in the Company’s commodity derivatives.

(8)	Reflects charges relating to key executive retirement and separation agreements in the first quarter of 2021.